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                                 [LETTERHEAD]




March 31, 2000

Ask Jeeves, Inc.
5858 Horton Street, Ste. 350
Emeryville, CA  94608

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Ask Jeeves, Inc. (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the registration of an aggregate of 5,933,666 shares of the Company's Common Stock, $.001 par value (the "Shares"), pursuant to the Company's 1996 Equity Incentive Plan, 1999 Non-Officer Equity Incentive Plan and Direct Hit 1998-A Stock Plan (the "Plans").

In connection with this opinion, we have examined the Registration Statement and related Prospectuses, your Certificate of Incorporation and Bylaws, as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the Registration Statement and the related Prospectuses, will be validly issued, fully paid and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.


Very truly yours,

COOLEY GODWARD LLP



/s/ Suzanne Sawochka Hooper

Suzanne Sawochka Hooper, Esq.